Exhibit 7.17

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them without the necessity of filing additional joint filing agreements. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: November 1, 2019	/s/ Dang Yu (George) Pan
Dang Yu (George) Pan

Advance Pride International Limited

By:	/s/ Dang Yu (George) Pan
Name:	Dang Yu (George) Pan
Title:	Director

/s/ Wen Liang Li
Wen Liang Li

/s/ Wen Wei Ma
Wen Wei Ma

HPJ Parent Limited

By:	/s/ Dang Yu (George) Pan
Name:	Dang Yu (George) Pan
Title:	Director

High Power Asset Management Inc.

By:	/s/ Dang Yu (George) Pan
Name:	Dang Yu (George) Pan
Title:	Director